Exhibit 4.1

AMENDMENT NO. 2 TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is entered into and dated as of February 11, 2015, by and between Cree, Inc., a North Carolina corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to the Amended and Restated Rights Agreement, amended and restated as of April 24, 2012, and further amended by Amendment No. 1 dated as of January 29, 2013 (the “Rights Agreement”), specifying the terms of certain Rights (as defined therein);

WHEREAS, Section 27 of the Rights Agreement authorizes the Company and the Rights Agent to amend the Rights Agreement as contemplated by this Amendment; and

WHEREAS, the Board of Directors of the Company has approved the amendment of the Rights Agreement and the execution and delivery of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1.    Section 1(a) of the Rights Agreement, the definition of “Acquiring Person,” is hereby amended by deleting Section 1(a) in its entirety and replacing it with the following:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iv) any Person who or which was the Beneficial Owner of 15% or more of the outstanding shares of Common Stock prior to April 24, 2012, the date on which this Agreement was amended and restated (unless such Person would have been a Beneficial Owner of 15% or more of the outstanding shares of Common Stock prior to such date without application of the provisions of clause (iv) of the definition of “Beneficial Owner” below), until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock while such Person is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock, or (v) any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of shares of Common Stock representing less than eighteen percent (18%) of the shares of Common Stock then outstanding, and who or which is entitled to file, and files, a statement on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) of the General Rules and Regulations under the Exchange Act, with respect to the shares of Common Stock Beneficially Owned by such Person (a “13G Investor”); provided, however, that a Person who was deemed a 13G Investor shall no longer be deemed a 13G Investor if it files (or becomes subject to an obligation to file) a statement on Schedule 13D pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the General Rules and Regulations under the Exchange Act, with respect to the shares of Common Stock Beneficially Owned by such Person, and shall be deemed an “Acquiring Person” if it is the Beneficial Owner of 15% or

more of the shares of Common Stock then outstanding at any point from the time it first files (or becomes subject to an obligation to file) such a statement on Schedule 13D, provided that if at such time such Person’s Beneficial Ownership is not less than 15%, then such Person shall have 60 days from such time to reduce its Beneficial Ownership (together with all Affiliates and Associates of such Person) to below 15% of the shares of Common Stock outstanding before being deemed an “Acquiring Person” but shall be deemed an “Acquiring Person” if after reducing its Beneficial Ownership to below 15% it subsequently becomes the Beneficial Owner of 15% or more of the shares of Common Stock or, if prior to reducing its Beneficial Ownership to below 15%, it increases (or makes any offer or takes any other action that would increase) its Beneficial Ownership of the then-outstanding shares of Common Stock (other than as a result of an acquisition of shares of Common Stock by the Company) above the lowest Beneficial Ownership of such Person at any time during such 60-day period. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of such an acquisition by the Company and shall, after such acquisition, become the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed to be an “Acquiring Person.” In addition, notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person as promptly as practicable (and in any event within 5 Business Days after being so requested by the Company) divests or enters into an irrevocable commitment satisfactory to the Board as promptly as practicable (and in any event within 5 Business Days or such shorter period as shall be determined by the Board) to divest, and thereafter divests as required by such commitment, a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a) (or, in the case of Derivative Common Stock, such Person terminates the subject Derivative Transaction(s), disposes of the subject derivative security or establishes to the satisfaction of the Board of Directors that such Derivative Common Stock is not held with any intention of changing or influencing control of the Company), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

2.    The second paragraph of Exhibit C to the Amended and Restated Rights Agreement is hereby amended by deleting “fifteen percent (15%)” and replacing it with “fifteen percent (15%) (or eighteen percent (18%) in the case of a 13G Investor, as defined in the Rights Agreement)”.

3.    From and after the date hereof, all references in the Rights Agreement to “Agreement” shall mean and refer to the Rights Agreement, as modified by this Amendment, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment. This Amendment shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State and without regard to conflicts of laws principles. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(Signature Page to Amendment No. 2 to Amended and Restated Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CREE, INC.

By:	/s/ Michael E. McDevitt
Name:	Michael E. McDevitt
Title:	Executive Vice President and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President

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